ITEM 77C
Exhibit 1

GENERAL MONEY MARKET FUND, INC. (the “Fund”)

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of the General Money Market Fund, Inc. was held on November 16, 2009. Out of a total of 12,857,620,694.768 shares (“Shares”) entitled to vote at the meeting, a total of 846,884,709.106 were represented at the Meeting, in person or by proxy. The meeting was adjourned to December 28, 2009, not having received the required vote of the holders. The breakdown of the vote is as follows:

		Shares
	For	Against	Abstain
1. To approve amending the	684,258,967.378	80,831,852.720	81,793,889.008
Fund’s policy regarding
borrowing
		Shares
	For	Against	Abstain
2. To approve amending the	683,656,854.428	81,016,860.830	82,210,993.848
Fund’s policy regarding
lending
		Shares
	For	Against	Abstain
3. To permit investment in	686,858,925.408	73,384,726.930	86,641,056.768
additional money market
instruments
		Shares
	For	Against	Abstain
4. To permit investment in	669,319,804.108	88,976,284.440 88,588,620.558
other investment companies